Ocean Power Technologies Announces PB3 PowerBuoy® Sale

and Pioneering Turn-Key Ocean Sea Lab Development

Two Contracts with Enel Green Power

Play Central Role in Chilean Marine Energy Research

Monroe Township, N.J., September 19, 2019 (GLOBE NEWSWIRE) — Ocean Power Technologies, Inc. (NASDAQ: OPTT) a leader in innovative ocean energy solutions, today announced the signing of two new contracts with Enel Green Power Chile (EGP), a subsidiary of Enel Chile, part of the Enel Group, a multinational energy company and a leading global integrated electricity and gas operator. The combined value of the contracts exceeds US$1.9 million and includes the sale of an PB3 PowerBuoy® and the development and supply of a state-of-the-art, turn-key integrated Open Sea Lab that will be OPT’s first deployment off the coast of Chile.

●	The first contract with Enel Green Power Chile Limitada S.A., a subsidiary of Enel Chile, provides for the supply of a PB3 PowerBuoy® along with associated mooring system, and will provide turn-key system deployment off the coast of Las Cruces, Chile as an autonomous offshore platform powering a suite of oceanographic sensors and transmitting real-time data back to land. The scope of the agreement is in support of the Marine Energy Research and Innovation Center (MERIC) Project, an initiative that aims to diversify Chile’s energetic matrix and to convert Chile into a world reference in the development of marine renewable energies.

●	The second contract with Enel Green Power Chile Limitada S.A., a subsidiary of Enel Chile, calls for OPT to develop and supply a state-of-the-art, turn-key integrated Open Sea Lab (OSL). The OSL encompasses a sensor suite to be powered by the PB3 PowerBuoy®, as well as an integrated shore-based wave radar system. The sensor suite will comprise an Acoustic Doppler Current Profiler (ADCP), a device which is used to measure water current velocities over a depth range, water sensors, and mooring load sensors. The design and buildout of the OSL will be spearheaded by OPT’s Innovation and Support Services vertical. Deployment of the OSL is expected within the first half of 2020.

“Enel Green Power is working to explore and develop the marine energy technology segment in Chile, and the purchase of the PB3 PowerBuoy® is a significant milestone towards this aim. With this new device, and our continued involvement with MERIC, we remain committed to expanding our knowhow and advancing this frontier in renewable generation,” said Valter Moro, General Manager of Enel Green Power Chile.

“These agreements highlight OPT’s ability to deliver turn-key solutions for our customers, including design and integration of custom payloads and providing offshore deployment services,” said George Kirby, OPT President and Chief Executive Officer. “Today’s announcement of our first PB3 PowerBuoy® sale is a strong validation of the years of research and development it has taken to bring this cutting-edge technology to market.”

The PB3 PowerBuoy® integrates patented technologies in hydrodynamics, electronics, energy conversion, and computer control systems to extract the natural energy in ocean waves. The result is a leading edge, ocean-tested, proprietary autonomous system that turns wave power into reliable, clean, and environmentally beneficial electricity for offshore applications. The PB3 PowerBuoy® can be customized to fit customer needs, including monitoring, surveillance, subsea charging and connectivity for the offshore oil and gas industry, science and research, and telecommunications markets.

“EGP is a world leader in delivering renewable energy the opportunity to deepen our working relationship with a pair of contracts for such a high-profile and important endeavor validates the tremendous work from our expert team at OPT,” added Mr. Kirby. “As our first deployment in Chile and South America, this project creates another opportunity to display our leadership in remote autonomous marine energy.”

OPT’s contracts with EGP follow closely on the heels of the company’s successful PB3 PowerBuoy® deployment in the Central North Sea for Premier Oil in August of this year.

About Enel Green Power

Enel Green Power is the Enel Group global business line dedicated to the development and operation of renewables across the world, with a presence in Europe, the Americas, Asia, Africa and Oceania. Enel Green Power is a global leader in the green energy sector with a managed capacity of over 43 GW across a generation mix that includes wind, solar, geothermal and hydropower, and is at the forefront of integrating innovative technologies into renewable power plants. For more information: www.enelgreenpower.com.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Its PB3 PowerBuoy® and the near-term availability of its hybrid PowerBuoy® and Subsea Battery Solution, along with its Innovation and Support Services provide clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate, and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Investor Relations Contact:

Matthew Abenante, IRC

Porter, LeVay & Rose

Email: ocean@plrinvest.com

Phone: 212-564-4700

Ocean Power Technologies, Inc.